Exhibit 107

Calculation of Filing Fee Table

Form S-1

Structure Therapeutics Inc.

Table 1 - Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)(3)	Proposed Maximum Offering Price Per Share(4)	Maximum Aggregate Offering Price(3)(4)(5)	Fee Rate	Amount of Registration Fee(5)
Equity	Ordinary Shares, $0.0001 par value per share	Rule 457(a)	27,600,000	$11.67	$322,092,000.00	0.00014760	$47,540.78
Total Offering Amounts				—	$322,092,000.00	—	$47,540.78
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$47,540.78

(1)	These Ordinary Shares are represented by American depositary shares (“ADSs”), each of which represents three Ordinary Shares of the registrant. ADSs issuable upon deposit of the Ordinary Shares registered hereby have been registered under a separate registration statement on Form F-6 (No. 333-269454).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such an indeterminate amount of Ordinary Shares of the registrant as may become issuable to prevent dilution resulting from stock splits, stock dividends and similar events.
(3)	To the extent the registrant offers and sells pre-funded warrants in lieu of ADSs in the offering, includes Ordinary Shares issuable upon exercise of such pre-funded warrants. The proposed maximum aggregate offering price of the Ordinary Shares proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the aggregate offering price of the pre-funded warrants offered and sold in the offering (plus the aggregate exercise price of the Ordinary Shares represented by ADSs issuable upon exercise of the pre-funded warrants). As such, the proposed aggregate maximum offering price of the Ordinary Shares and pre-funded warrants (including the Ordinary Shares represented by ADSs issuable upon exercise of the pre-funded warrants), if any, is $332,092,000 (including the underwriters’ option to purchase additional Ordinary Shares represented by ADSs).
(4)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low sales price of the Ordinary Shares as reported on Nasdaq on May 31, 2024 (such date being within five business days of the date that this registration statement was first filed with the U.S. Securities and Exchange Commission).
(5)	Includes the aggregate offering price of additional Ordinary Shares represented by ADSs that the underwriters have the option to purchase.